SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         MAGELLAN PETROLEUM CORPORATION
               (Exact name of issuer as specified in its charter)

            Delaware                                             06-0842255
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                 149 Durham Road
                           Madison, Connecticut 06443
                            Telephone (203) 245-7664
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              MAGELLAN PETROLEUM CORPORATION 1998 STOCK OPTION PLAN
                            (Full title of the plan)

                             Timothy L. Largay, Esq.
                     MURTHA, CULLINA, RICHTER AND PINNEY LLP
                              CityPlace, 29th Floor
                           Hartford, Connecticut 06103
                            Telephone (860) 240-6000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                     Proposed         Proposed
Title of                              Maximum          Maximum        Amount of
Securities to       Amount to     Offering Price      Aggregate     Registration
Be Registered     Be Registered     Per Share*     Offering Price        Fee
================================================================================
Shares of Common
Stock, par value
$1.00 per share     1,000,000         $1 7/16        $1,437,500        $399.63
================================================================================
(*) Estimated solely for the purpose of calculating the registration fee. Based on prices an aggregate of 1,000,000 at $1 7/16 per share, the average of the high and low prices (as reported in The Wall Street Journal, Eastern Ed.) of the common stock on the Pacific Exchange, Inc. on January 13, 1999.



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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                  The information required by Part I of Form S-8 is included in documents sent or given to individuals selected to participate in the Company's 1998 Stock Option Plan (the "Plan") pursuant to Rule 428(b)(l) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

                  The following documents previously filed with the Securities and Exchange Commission are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998;

         (2) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

         (3) The Company's Current Report on Form 8-K dated September 11, 1998.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

Item 4.           Description of Securities

Description of Common Stock

                  The following is a brief description  of the Common Stock (par
value  $.01 per share)  of  the  Company,   all  rights  of  stockholders  being
determined by the laws of Delaware.

Voting Rights

                  All voting rights are vested in the holders of Common Stock, each share voting equally with every other share. An Amendment to the Certificate of Incorporation of the Company by the addition of Article Twelfth, adopted by the stockholders of the Company on December 3, 1968, provides that in matters to be voted on at meetings of stockholders, the vote of a majority of those present in person or by proxy will be required in addition to a majority of the shares represented. Article Twelfth provides that when shares are held by members or stockholders of another company, association or similar entity and such persons act in concert, or when shares are held by or for a group of stockholders whose members act in concert by virtue of any contract, agreement or understanding, such persons shall be deemed to be one stockholder for the purposes of Article Twelfth. The Company will determine whether stockholders were acting in concert, depending on the circumstances and the evidence, if any, that stockholders were in fact so acting and should therefore be treated as one stockholder.

Liquidation and Dividend Rights

                  Subject to the rights of creditors, all rights to the assets of the Company available for distribution upon liquidation or upon the payment of any dividend are vested in the holders of Common Stock and each share is entitled to participate equally with every other share. The Company is restricted from paying any dividend or making any other payment to shareholders (except by way of return of capital) on the Common Stock until its accumulated deficit ($19,523,338 at September 30, 1998) is eliminated.

Pre-emptive Rights, Conversion Rights, Redemption Provisions, Assessments

                  The holders of Common Stock have no pre-emptive rights. There are no conversion rights attached to the Common Stock and there are no provisions for sinking funds or redemption of shares. The holders of outstanding shares of Common Stock are not liable to any further calls or assessments by the Company.

Item 5.           Interest of Named Experts and Counsel

                  Not applicable.

Item 6.           Indemnification of Directors and Officers

                  The Certificate of Incorporation of the Company, as amended, contains the following provisions respecting indemnification.

                  FIFTEENTH: A director of this Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended, changed or modified in any way to further eliminate or limit the liability of directors to the Corporation or its stockholders or third parties, then directors of the Corporation, in addition to the circumstances in which directors are not personally liable as set forth in the preceding sentence, shall also not be personally liable to the Corporation or its stockholders or third parties for monetary damages to such further extent permitted by such amendment, change or modification.

                  Any repeal or modification of the foregoing paragraph shall not adversely affect the rights of any director of the Corporation relating to claims arising in connection with events which took place prior to the date of such repeal or modification.

                  SIXTEENTH: The Corporation shall enter into appropriate agreements with its directors and officers (and with such other employees and agents as the Board of Directors deems appropriate in its sole and exclusive discretion) to both indemnify them and advance to them the funds for litigation expenses to the fullest extent permitted by the laws of the State of Delaware, as the same presently exist or may hereafter be amended, changed or modified.

                  Any repeal or modification of the foregoing paragraph shall not adversely affect the rights of any director or officer (or any such employees or agents) of the Corporation relating to claims arising in connection with events which took place prior to the date of such repeal or modification.

                  Article III, Section 9 of the Company's By-Laws which provides for indemnification agreements with its directors and officers is substantially identical to Article SIXTEENTH of the Certificate of Incorporation and provides as follows:

                  SECTION 9. The Corporation shall enter into appropriate agreements with its directors and officers (and with such other employees and agents as the Board of Directors deems appropriate in its sole and exclusive discretion) both to indemnify such directors and officers (and such other employees and agents, if any) and to advance to such directors and officers (and such other employees and agents, if any) the funds for litigation expenses to the fullest extent permitted by the laws of the State of Delaware, as the same presently exist or may hereafter be amended, changed or modified.

                  Any repeal or modification of the foregoing paragraph shall not adversely affect the rights of any director or officer (or any such employee or agent) of the corporation relating to claims arising in connection with events which took place prior to the date of such repeal or modification.

                  Section 145 of the Delaware General Corporation Law provides for the indemnification of directors and officers. Generally Section 145 provides for indemnification to cover the claims and lawsuits of two general categories. The first category, third-party claims, includes lawsuits brought against the Company and its directors or officers by third parties who claim to have been injured by some unlawful action. Section 145 provides that a director or officer subject to this class of claim is entitled to indemnification for any amount paid for the judgment or settlement and any expenses incurred in a reasonable defense thereof, provided that the director or officer (i) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

                  The second category of claims for which a director or officer could seek indemnification are claims by or in the right of the Company, whether such claims are made by the Company directly or by a stockholder in a derivative action. Examples in this category include breach by a director of his duty of loyalty to the Company. As to this category of claims and lawsuits, Section 145 provides specifically that the director or officer may obtain indemnification of expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and if a court of appropriate jurisdiction approves such indemnification. However, directors and officers are not entitled to be indemnified under the statute to recover amounts paid in damages or settlement of such suits.

                  Section 145, by its terms,  is not  exclusive.  Section 145(f)
provides in pertinent part: "The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise."

                  In accordance with Article SIXTEENTH of its Certificate of Incorporation, the Company has entered into indemnification agreements with each of its directors and officers.

                  In 1985, the Company purchased $100,000 of directors and officers liability insurance coverage from an unaffiliated Bermuda company at a cost of $100,000 plus an annual $7,500 service fee during the period of the policy. The policy amount was increased to $200,000 in 1998. The Company is credited with investment income from the policy premium during the term of the policy and all or a portion of such premium will be refunded at the end of the policy term to the extent that no claims are made.

                  The Company presently has a $10,000,000 policy of Directors and Officers liability insurance with a $200,000 deductible provision.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.           Exemption from Registration Claimed

                  Not applicable.

Item 8.           Exhibits

         4.       Instruments defining the rights of security holders.

                  A.   The Corporation's 1998 Stock Option Plan is filed herein.

                  B.   Articles of Incorporation are filed herein.

                  C.   By-Laws are filed herein.

         5.       Opinion regarding legality.

                  A. Opinion of counsel, Murtha, Cullina, Richter and Pinney LLP is filed herein.

         23.      Consents of experts and counsel.

                  A. Consent of Murtha, Cullina, Richter and Pinney LLP is contained in their opinion regarding legality.

                  B.   Consent of Ernst & Young LLP is filed herein.

         24. Powers of attorney for Dennis D. Benbow, Benjamin W. Heath, Timothy L. Largay, Walter McCann and Ronald P. Pettirossi are filed herein.

Item 9.           Undertakings

         (a)      Undertakings Relating to Rule 415 Offerings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Undertaking Relating to the Incorporation of Certain Documents by Reference

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h)      Filing of registration statement on Form S-8

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Madison, State of Connecticut on January 14, 1999.

                                                  MAGELLAN PETROLEUM CORPORATION
                                                           (Registrant)


                                                  By /s/ James R. Joyce
                                                         James R. Joyce
                                                         President

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                  Name            Title                         Date
                  ----            -----                         ----

Principal executive officer:

/s/ James R. Joyce                President and                 January 14, 1999
    James R. Joyce                Director

Principal financial officer
and controller or principal
accounting officer:

/s/ James R. Joyce                Chief Financial Officer       January 14, 1999
    James R. Joyce

All other members of
the Board of Directors:

/s/ James R. Joyce                Director                      January 14, 1999
    James R. Joyce
    Attorney-in-Fact for:

       Dennis D. Benbow           Director
       Benjamin W. Heath          Director
       Timothy L. Largay          Director
       Walter McCann              Director
       Ronald P. Pettirossi       Director

                                INDEX TO EXHIBITS


Exhibit No.

       4.         A.       1998 Stock Option Plan

                  B.       Articles of Incorporation

                  C.       By-Laws

       5.         Opinion and Consent of Counsel,
                  Murtha, Cullina, Richter and Pinney LLP

      23.         A.       Consent of Murtha, Cullina, Richter and Pinney LLP is
                           contained in their opinion regarding legality

                  B.       Consent of Ernst & Young LLP

      24. Powers of Attorney for Dennis D. Benbow, Benjamin W. Heath, Timothy L. Largay, Walter McCann and Ronald P. Pettirossi